EXHIBIT 4.1

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS WARRANT NOR SUCH COMMON STOCK MAY BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY AND ITS LEGAL COUNSEL STATING THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE COMMON STOCK

OF

DIEDRICH COFFEE, INC.

VOID AFTER APRIL 29, 2014

April 29, 2009

No.

This certifies that Sequoia Enterprises, Inc., a California limited partnership, or its permitted successors and assigns (the “Holder”) is entitled, subject to the terms and conditions of this Warrant, to purchase from Diedrich Coffee, Inc., a Delaware corporation (the “Company”), all or any part of an aggregate of 70,000 shares of the Company’s authorized and unissued Common Stock, par value $0.01 per share (the “Warrant Stock”), at a price per share of $7.40 (the “Exercise Price”), upon surrender of this Warrant at the principal offices of the Company, together with a duly executed subscription form and simultaneous payment of the aggregate Exercise Price for the Warrant Stock so purchased in lawful, immediately available money of the United States. The number of shares of Warrant Stock issuable upon exercise of this Warrant and the Exercise Price are subject to adjustment and limitation as provided herein.

1. Definitions. All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in that certain Contingent Convertible Note Purchase Agreement, dated as of May 10, 2004, as amended, between the Company and the Holder (the “Agreement”).

2. Exercise.

2.1 Right to Exercise. This Warrant is exercisable in whole or in part, at any time or from time to time, on or prior to April 29, 2014, after which this Warrant will expire and no longer be exercisable.

2.2 Partial Exercise; No Fractional Shares. Upon a partial exercise of this Warrant, this Warrant shall be surrendered by the Holder and replaced with a new warrant of like tenor for the balance of the shares of Warrant Stock purchasable under this Warrant. No fractional shares may be issued upon any exercise of this Warrant.

2.3 Form of Payment. Payment by the Holder of the aggregate Exercise Price may be made by (a) a check payable to the Company’s order, (b) wire transfer of immediately available funds to the

Company, (c) cancellation of indebtedness of the Company to the Holder, or (d) any combination of the foregoing. This Warrant is not eligible for cashless exercise.

3. Change of Control. To the extent possible, the Company shall provide the Holder with no less than seven (7) days prior written notice of a Change of Control. If the Holder elects to exercise this Warrant in connection with a Change of Control, the shares of Warrant Stock issuable upon exercise of this Warrant shall be deemed to be issued to the Holder as the record owner of such shares immediately prior to consummation of the Change of Control.

4. Adjustment Provisions. The number and character of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities or property at the time receivable or issuable upon exercise of this Warrant) and the Exercise Price therefor, are subject to adjustment upon the occurrence of the following events between the date this Warrant is issued and the date it is exercised or expires:

4.1 Adjustment for Stock Splits, Stock Dividends, Recapitalizations, etc. The Exercise Price of this Warrant and the number of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities at the time issuable upon exercise of this Warrant) shall each be appropriately and proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of Common Stock (or such other stock or securities).

4.2 Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable with respect to the Common Stock that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Section 4.1), or (b) assets, then, and in each such case, the Holder, upon exercise of this Warrant at any time after the consummation, effective date or record date of such event, shall receive, in addition to the shares of Warrant Stock issuable upon such exercise prior to such date, the securities or such other assets of the Company to which the Holder would have been entitled upon such date if the Holder had exercised this Warrant immediately prior thereto (all subject to further adjustment as provided in this Warrant). Notwithstanding the foregoing, no adjustment in respect of any cash dividends paid by the Company will be made during the term of this Warrant or upon the exercise of this Warrant.

4.3 Notice of Adjustments. Whenever the Exercise Price or character or number of shares of Warrant Stock issuable upon exercise hereof shall be adjusted pursuant to this Section 4, the Company shall issue a written notice setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and character and number of shares of Warrant Stock purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such notice to be delivered to the Holder.

4.4 No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Exercise Price or in the number of shares of Warrant Stock issuable upon its exercise.

5. No Rights or Liabilities as Stockholder. This Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company. No provisions of this Warrant, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose unless and until this Warrant is exercised.

6. Transfer. This Warrant may not be assigned by the Holder, except to a Lender Affiliate, without the prior written consent of the Company. Notwithstanding the foregoing, THIS WARRANT SHALL NOT BE EXERCISABLE INTO SECURITIES OF THE COMPANY IF SUCH EXERCISE

WOULD VIOLATE FEDERAL SECURITIES LAWS OR APPLICABLE STATE SECURITIES LAWS.

7. Loss or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership and the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver in lieu thereof a new Warrant of like tenor.

8. Governing Law. This Warrant shall be governed by and construed and interpreted in accordance with the laws of the State of California, without giving effect to its conflicts of law principles.

9. Agreement. This Warrant incorporates by reference all relevant provisions of the Agreement, including all provisions contained therein with respect to remedies and covenants, and the description of the benefits, rights and obligations of each of the Company and Lender under the Agreement.

10. Terms Binding. By acceptance of this Warrant, the Holder accepts and agrees to be bound by all the terms and conditions of this Warrant.

11. No Impairment. The Company will not, by amendment of its certificate of incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock issuable upon the exercise of this Warrant above the amount payable therefor upon such exercise, and (b) will take all such action as may be necessary or appropriate in order that the Company may validly issue fully paid and non-assessable shares of Warrant Stock upon exercise of this Warrant.

12. Common Stock; Registration Rights. The Company shall have the same obligations, and the Holder shall have the same rights, with respect to this Warrant as are set forth in Article IV of the Loan Agreement, dated as of August 26, 2008, between the Company and the Holder with respect to the warrant issued by the Company in connection with such Loan Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the date set forth above.

COMPANY: DIEDRICH COFFEE, INC.

By:	/s/ J. Russell Phillips
J. Russell Phillips Chief Executive Officer

4